Exhibit 5.1

Direct Dial: +44 20 7614 2380

pboury@cgsh.com

November 3, 2017

Santander UK plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as special United States counsel to Santander UK plc, a public limited company incorporated in England and Wales (the “Issuer”), in connection with the offering pursuant to a registration statement on Form F-3 (No. 333-213861) of debt securities of the Issuer consisting of U.S.$1,200,000,000 aggregate principal amount of 2.125% Notes due 2020 and U.S.$300,000,000 aggregate principal amount of Floating Rate Notes due 2020 (the “Securities”). Such registration statement, as amended as of its most recent effective date (October 27, 2017), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein and Exhibit 25 thereto, is herein called the “Registration Statement;” and the related prospectus, dated October 26, 2017, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”), as supplemented by the prospectus supplement thereto, dated October 27, 2017, is herein called the “Prospectus.” The Securities were issued under an indenture, dated September 29, 2016, between the Issuer and Wells Fargo Bank, National Association (the “Trustee”) (as successor to Law Debenture Trust Company of New York pursuant to an Agreement of Resignation, Appointment and Acceptance dated June 2, 2017 among the Issuer, the Trustee and Law Debenture Trust Company of New York) (the “Base Indenture”), as supplemented and amended by the first supplemental indenture entered into on November 3, 2017 between the Issuer and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)         the Registration Statement and the documents incorporated by reference therein;

(b)         the Prospectus and the documents incorporated by reference therein;

(c)          facsimile copies of the Securities in global form as executed by the Issuer and authenticated by the Trustee;

(d)         an executed copy of the Base Indenture; and

(e)          an executed copy of the First Supplemental Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities in global form have been duly executed and delivered by the Issuer under the law of the State of New York, and are the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Issuer, (a) we have assumed that the Issuer and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

With respect to the last sentence of Section 1.14 of the Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that the designation in Section 1.14 of the Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture is (notwithstanding the waiver in Section 1.14 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of the Issuer dated November 3, 2017 and to the reference to us under the heading “Validity of Notes” and “Legal Opinions” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pierre-Marie Boury
Pierre-Marie Boury, a Partner